Exhibit 19

BIOHAVEN LTD.

Insider Trading and Window Period Policy
I.Introduction
    This memorandum sets forth the policy of Biohaven Ltd. (“Biohaven” or the “Company”) regarding insider trading by our employees, officers, directors and consultants or contractors. During the course of your employment, directorship, service or consultancy with the Company, you may receive important information that is not yet publicly available about Biohaven or about another company with which Biohaven does business or proposes to do business or to engage in a transaction (“inside information”). Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s shares or other Company securities, or stock or other securities of another publicly-traded company with which the Company has such business dealings or proposed business dealings (together with the shares or other securities of the Company, “Covered Securities”), or to disclose such information to a third party who does so profit (a “tippee”).
II.Insider Trading Policy
A.Covered Persons
The provisions outlined in this stock trading policy apply to all officers, directors, employees and consultants of the Company (each, a “Covered Insider”). Generally, any entities or family members whose trading activities are controlled or influenced by any Covered Insider should be considered to be subject to the same restrictions unless exempted by this stock trading policy.
B.Securities Transactions
Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. Therefore, you must not trade in Covered Securities or tip others when you know of inside information. The only exception is that transactions directly with the Company, e.g., direct offerings by the Company, option exercises for cash or purchases under the Company’s employee share purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such shares is fully subject to these restrictions.
C.Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in Covered Securities, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forgo a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.
Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:
(a)financial results or forecasts;
(b)communications with government agencies;
(c)strategic plans;
(d)discovery and development of new product candidates;
(e)acquisitions or dispositions of assets, divisions, companies, etc.;
(f)partnering deals with other companies;
(g)pending public or private sales of debt or equity securities;
(h)declaration of stock splits, dividends or changes in dividend policy;
(i)major contract awards or cancellations;
(j)top management or control changes;
(k)possible tender offers or proxy fights;
(l)significant write-offs;
(m)significant litigation;
(n)impending bankruptcy;
(o)gain or loss of significant partners, customers or suppliers;
(p)pricing changes or discount policies;
(q)corporate partner relationships; and

(r)notice of issuance of patents.
    For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Thursday.
III.Stock Trading by Directors, Officers and Other Employees
    Because the officers and directors and certain members of management of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading and require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company’s shares or other securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading. We also require that such individuals limit their transactions in the Company’s shares to defined time periods following public dissemination of quarterly and annual financial results.
A.Covered Insiders
    The provisions outlined in Section III of this stock trading policy apply to all officers and directors of the Company, and specified other employees and consultants of the Company who are notified from time to time that these restrictions apply to them. As with the general policy outlined under Section II of this policy, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions unless specifically exempted by this stock trading policy.
B.Window Period
Generally, except as set forth in this paragraph B and in paragraphs C, D and G of this policy, officers and directors and certain specified employees and consultants may buy or sell securities of the Company only during a “window period” that opens after one full trading day has elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the date that the financial results for the next succeeding quarter (or for the fiscal year in the case of the fourth quarter) are disseminated in draft form to the Company’s Audit Committee. This window period may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer or Chief Financial Officer, there exists undisclosed information that would make trades inappropriate. In addition to an earnings window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. An individual who believes that special circumstances require him or her to trade outside the window period should consult with a Clearing Officer. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned. Of course, if any individuals are aware of material, nonpublic information, they must not trade even during a window period.
C.Exceptions to Window Period
1.Option Exercises. Officers, directors, employees and consultants who are otherwise subject to the window period may exercise options for cash granted under the Company’s equity incentive plans without restriction to any particular period. However, the subsequent sale of the shares (including sales of shares in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.
2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by an officer, director, employee or consultant (a “Trading Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan provides for at least a thirty (30) day period between the date it is established and the date of the first sale thereunder, and (iii) the Trading Plan (including any amendment or modification to any Trading Plan) was reviewed and approved in writing by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws. If the Trading Plan is terminated after the first option exercise or stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until thirty (30) days after termination of the Trading Plan. Amendments to Trading Plans will not be allowed once the Trading Plan is in place, unless such amendment becomes effective not less than thirty (30) days after the individual is bound by such amendment. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.
D.Pre-Clearance and Advance Notice of Transactions
    In addition to the requirements of paragraph B above, officers and directors and certain specified employees and consultants may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer or his designee (each, a “Clearing Officer”) at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Pre-clearance does not relieve any individuals of their responsibility to comply with the securities laws.
    Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to a Clearing Officer. Upon completion of any transaction, the officer or director or other employee must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
E.Prohibition of Speculative or Short-term Trading
    No employee, officer, director or consultant may engage in short sales, transactions in put or call options, hedging transactions or other inherently short-term or speculative transactions with respect to the Company’s shares at any time. The foregoing shall not prevent margin account transactions in Company stock and the pledge of Company shares in connection with such transactions that is otherwise permitted under this policy and that is in compliance with applicable law.
F.Short-Swing Trading/Control Shares/Section 16 Reports
    Officers and directors and others subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144p.
G.Prohibition of Trading During Pension Fund Blackouts
    In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.
IV.Duration of Policy’s Applicability
    This policy continues to apply to your transactions in Covered Securities even after your employment, consulting service or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in Covered Securities until the information has been publicly disseminated or is no longer material.
V.Penalties
Anyone who effects transactions in Covered Securities (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer of the Company.
VI.Exclusion
An entity that is managed by a registered investment adviser, as defined under the Investment Advisers Act of 1940, where such trading activities are controlled or influenced by a Covered Insider and the entity is not considered a director by deputization shall not be subject to this policy (“Controlled Exempted Entity”). For clarity, a Controlled Exempted Entity shall not be a Covered Insider for purposes of this stock trading policy and therefore exempted from this stock trading policy.

Approved November 9, 2024